Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

ANALYSTS INTERNATIONAL CORPORATION

The Articles of Incorporation of Analysts International Corporation are hereby amended and restated in their entirety pursuant to Chapter 302A of the Minnesota Business Corporation Act to read as follows:

1.  Name.  The name of the corporation is Analysts International Corporation.

2.  Registered Office and Registered Agent.  The address of the registered office of the corporation in Minnesota is 380 Jackson Street, Suite 700, St. Paul, MN 55101. The registered agent at the registered office is Corporation Service Company.

3.  Authorized Shares.  The aggregate number of shares that the corporation is authorized to issue is 1,000 shares, par value $0.01 per share, all of which shares are designated as common shares.

4.  No Cumulative Voting.  There shall be no cumulative voting by the shareholders of the corporation.

5.  No Preemptive Rights.  The shareholders of the corporation shall not have any preemptive rights arising under the Minnesota Business Corporation Act. This provision is not applicable to rights arising in connection with a designation of rights and preferences of a series of preferred stock or arising under contract.

6.  Limitation of Directors’ Liability.  A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or 80A.76 of the Minnesota Statutes, or (iv) for any transaction from which a director derived an improper personal benefit. If the Minnesota Statutes are amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended. Any repeal or modification of this Article by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

7.  Written Action by Directors.  An action required or permitted to be taken at a meeting of the board of directors of the corporation may be taken by a written action signed, or consented to by authenticated electronic communication, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the board of directors of the corporation at which all of the directors were present. A written action may be signed in separate counterparts.

8.  Written Action by Shareholders.  Any action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present, but in no event may written action be taken by holders of less than a majority of the voting power of all shares entitled to vote on that action.

9.  No Dissenters’ Rights for Articles Amendments.  To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a shareholder of the corporation shall not be entitled to dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, an amendment of the articles of incorporation.

10.  Control Share Acquisitions.  Minnesota Statutes Section 302A.449, Subd. 7, and 302A.671 (all as may be amended from time to time) concerning Control Share Acquisitions shall not apply to this corporation.